News Release for Immediate Release on May 22, 2009

Contact:  Michael Pawelek, Chairman and CEO: 210-545-5994 or
IR Contact:  David Charles, Sierra Partners LLC, 303-757-2510

South Texas Oil Company Receives Nasdaq Staff Deficiency Letter

SAN ANTONIO – May 22, 2009 (PR Newswire) – South Texas Oil Company (NASDAQ: STXX) today announced that on May 20, 2009 it received a Nasdaq Staff Deficiency Letter pertaining to continuing listing requirements for the Nasdaq Global Market.  Included below is the disclosure included in the Company’s filing on Form 8-K which was filed with the Securities and Exchange Commission on May 22, 2009.

On May 20, 2009, South Texas Oil Company received a Nasdaq Staff Deficiency Letter from Nasdaq’s Listing Qualifications Department indicating that the Company is not in compliance with the minimum $10,000,000 stockholders’ equity requirement for continued listing on the Nasdaq Global Market, as required by Marketplace Rule 5450(b)(1)(A).  The Nasdaq notice was the result of its review of the Company’s recent filing on Form 10-Q  for the period ending March 31, 2009, which reported total stockholders’ equity of $8,974,415.

Under Nasdaq Rules, the Company has 15 calendar days from the receipt of the Letter to submit a plan to regain compliance with Nasdaq Global Select continued listing requirements.  The Company will submit its plan by June 4, 2009 based, in part, upon the closing of the Company’s $27.3 million debt restructuring transactions, which closed effective May 18, 2009. If the plan is accepted by Nasdaq, the Company can be granted an exception of up to 105 calendar days from the issuance of the initial Staff Deficiency Letter to become compliant.  If Nasdaq determines the plan is not sufficient to achieve and sustain compliance, the Company will receive notice of delisting, and the Company will either engage in an appeal processes or consider applying for listing on the Nasdaq Capital Market, the continued listing qualifications of which are currently met by the Company.  In determining whether to accept the plan, Nasdaq will consider other criteria concerning (i) the likelihood that the plan will result in compliance with Nasdaq’s continued listing criteria on a continuing basis, (ii) the Company’s past compliance history, (iii) the reasons for the current non-compliance, and (iv) other relevant corporate events that may occur within the review period.

The Company believes that the closing of the debt restructuring transactions, effective as of May 18, 2009, will cause the Company’s stockholders’ equity to be restored to a compliant level.  As disclosed in the Company’s April 24, 2009 filing with the Securities and Exchange Commission in the Company’s Definitive Schedule 14C, relative to the purpose of the debt restructuring:

•
The Company will have increased available cash for operations by reduction of debt service of approximately $8,800 per day (or approximately $3.2 million per year) associated with the reduction of debt as a result of the proposed exchange.  There are currently no arrears in principal or interest in respect to the Notes.

•	The Company will have a significant improvement of its balance sheet and total stockholders’ equity, which will result in a greater ability to attract future financing to support strategic growth.

About South Texas Oil Company

San Antonio-based South Texas Oil Company (NASDAQ: STXX) is an independent energy company engaged in the acquisition, production, exploration and development of crude oil and natural gas.  Our core operating areas include Texas, Louisiana and the Gulf Coast.  The Company controls a large inventory of lower-risk developmental / exploitation locations and higher-risk, high-reward exploration prospects.  The Company leverages its geological and geophysical strengths by acquiring high-quality, operated properties and further enhances an asset's value through field-level cost reduction.  It continually evaluates producing property acquisition opportunities complementary to its core operating areas.  Please visit www.southtexasoil.com for additional information.

Forward-Looking Statements

This press release contains forward-looking information regarding South Texas Oil Company that is intended to be covered by the safe harbor "forward-looking statements" provided by the Private Securities Litigation Reform Act of 1995, based on the Company's current expectations and includes statements regarding acquisitions and divestitures, estimates of future production, future results of operations, quality and nature of the asset base, the assumptions upon which estimates are based and other expectations, beliefs, plans, objectives, assumptions, strategies or statements about future events or performance (often, but not always, using words such as "expects", "anticipates", "plans", "estimates", "potential", "possible", "probable", or "intends", or stating that certain actions, events or results "may", "will", "should", or "could" be taken, occur or be achieved). Statements concerning oil and gas reserves also may be deemed to be forward-looking statements in that they reflect estimates based on certain assumptions that the resources involved can be economically exploited. Forward-looking statements are based on current expectations, estimates and projections that involve a number of risks and uncertainties, which could cause actual results to differ materially from those reflected in the statements. These risks include, but are not limited to: the risks of the oil and gas industry (for example, operational risks in exploring for, developing and producing crude oil and natural gas; risks and uncertainties involving geology of oil and gas deposits; the uncertainty of reserve estimates; the uncertainty of estimates and projections relating to future production, costs and expenses; potential delays or changes in plans with respect to exploration or development projects or capital expenditures; health, safety and environmental risks and risks related to weather such as hurricanes and other natural disasters); uncertainties as to the availability and cost of financing; fluctuations in oil and gas prices; risks associated with derivative positions; inability to realize expected value from acquisitions, inability of the Company’s management team to execute its plans to meet its goals, shortages of drilling equipment, oil field personnel and services, unavailability of gathering systems, pipelines and processing facilities and the possibility that government policies may change or governmental approvals may be delayed or withheld. Additional information on these and other factors which could affect the Company’s operations or financial results are included in the Company’s reports on file with the SEC. Investors are cautioned that any forward-looking statements are not guarantees of future performance and actual results or developments may differ materially from the projections in the forward-looking statements. Forward-looking statements are based on the estimates and opinions of management at the time the statements are made. The Company does not assume any obligation to update forward-looking statements should circumstances or management's estimates or opinions change.